[FORM OF AMENDED AND RESTATED PLACEMENT AGENCY AGREEMENT]

                 TORREY INTERNATIONAL STRATEGY PARTNERS, LLC
                                 505 Park Avenue
                                    5th Floor
                            New York, New York 10022

                             TORREY ASSOCIATES, LLC
                                 505 Park Avenue
                                    5th Floor
                            New York, New York 10022

                                                        As of ____________, 2003

Wachovia Securities, LLC and Wachovia Securities Financial Networks, LLC 901 E. Byrd Street
Richmond, VA  23219
Attention:  Leah Wehinger

      Re:   Appointment as Placement Agent

Ladies and Gentlemen:

     Torrey International Strategy Partners, LLC, a limited liability company organized under the laws of the State of Delaware (the "Fund"), and Torrey Associates, LLC, a limited liability company organized under the laws of the State of Delaware (the "Advisor"), hereby agree with Wachovia Securities, LLC and Wachovia Securities Financial Network, LLC, limited liability companies organized under the laws of the State of Delaware (the "Placement Agent") as follows:

1.   Fund Offering.

     The Fund proposes to issue and to sell its limited liability company interests ("Interests") in accordance with a Confidential Memorandum issued by the Fund, substantially in the form attached hereto as Exhibit A, as may be amended or supplemented from time to time (the "Memorandum"), which will be included in the Fund's Registration Statement on Form N-2.

2.   Definitions.

     All capitalized terms used in this Agreement which are not separately defined herein shall have the respective meaning set forth in the Memorandum.

3.   Placement of Interests.

     (a) Subject to the terms and conditions set forth herein, the Fund hereby appoints the Placement Agent as the Fund's non-exclusive placement agent in connection with the placement of Interests. The Placement Agent agrees and understands that the Fund may utilize other placement agents in connection with the sale of interests in the Fund. Subject to the performance in all material respects by each of the Fund and the Advisor of its obligations hereunder, and to the completeness and accuracy in all material respects of all of the representations and warranties of each of the Fund and the Advisor contained herein, the Placement Agent hereby accepts such agency and agrees on the terms and conditions herein set forth to use the Placement Agent's best efforts to find qualified subscribers for Interests from among its clients (which includes any individual or entity (i) that has a brokerage account with the Placement Agent or an affiliate thereof or (ii) with whom a Placement Agent Financial Advisor has a substantial relationship) AND is introduced to the Fund by the Placement Agent or one of its employees ("Placement Agent Customers"). For purposes of this Agreement, the current subscribers of Interests in the Fund (as identified in Schedule II to this Agreement) shall be treated as Placement Agent Customers (and these interest holders will be referred to as "Transferred Accounts"). The Placement Agent shall not have any liability to the Fund or the Advisor in the event that any Placement Agent Customer fails to consummate the purchase of Interests for any reason other than the Placement Agent's willful misconduct or gross negligence or violation of applicable law.

     (b) The offers and sales of Interests are to be effected pursuant to the exemption from the registration requirements of the Securities Act of 1933, as amended (the "Securities Act"), afforded by Section 4(2) thereof and Regulation D under the Securities Act. The Placement
          Agent, the Fund and the Advisor have established the following procedures in connection with the offer and sale of Interests and agree that no party hereto will make offers or sales of any Interests except in compliance with such procedures:

          (i) Offers and sales of Interests will be made only in compliance with Regulation D under the Securities Act and only to investors that the Placement Agent reasonably believes qualify as "accredited investors," as defined in Rule 501(a) under the Securities Act.

         (ii) No sale of Interests to any one investor will be for less than the minimum denominations as may be specified in the Memorandum, unless such requirement is waived by the Advisor in its sole discretion.

        (iii) No offer or sale of any Interest shall be made in any state or jurisdiction, or to any prospective investor located in any state or jurisdiction, where such Interests have not been registered or qualified for offer and sale under applicable securities laws of such jurisdiction unless such Interests are exempt from the registration or qualification requirements of such laws.

         (iv) Sales of Interests will be made only to investors that the Placement Agent reasonably believes are "qualified clients" as defined in Rule 205-3 under the Investment Advisers Act of 1940, as amended (the "Advisers Act").

          (v) Sales of Interests will be made in compliance with the USA PATRIOT Act of 2001 (the "Patriot Act") and the rules and regulations promulgated thereunder.

     (c) For purposes of the offering of Interests, the Fund will furnish to the Placement Agent copies of the Memorandum and subscription documentation which shall be furnished to prospective investors. Additional copies will be furnished in such numbers as the Placement Agent may reasonably request for purposes of the offering. The Placement Agent is authorized to furnish to prospective investors only such information concerning the Fund and the offering as may be contained in the Memorandum or any written supplements thereto, or any materials authorized by the Fund and the Advisor (such authorization to be in writing if the materials were prepared by the Placement Agent) for use in connection with the offering or sale of Interests to Placement Agent Customers (all such materials, together with the Memorandum, being referred to herein as the "Offering Material"), and such other materials as the Placement Agent has prepared with the prior written approval of the Fund and the Advisor.

4.   Subscription Procedures.

     (a) All subscriptions for Interests and payments by Placement Agent Customers of subscription amounts for Interests shall be made pursuant to the terms and conditions set forth in the Memorandum and the subscription documentation. Subscriptions for Interests from Placement Agent Customers shall be subject to processing by the Placement Agent and the Fund, as described in Section 5 below.

     (b) All payments received by the Placement Agent hereunder for subscriptions in the name and on behalf of the Fund shall be handled by the Placement Agent in accordance with the terms of the subscription documentation.

5.   Processing of Subscriptions and Operational Procedures.

     (a) The Placement Agent shall review all subscription documents from each Placement Agent Customer for completeness and shall promptly forward completed subscription documents to the Fund's administrator, Clark & Mulligan Fund Services, LLC, which shall promptly communicate its recommendation to the Fund as to whether the Fund should accept or reject such documents. The Fund will promptly communicate its decision to accept or reject a subscription to the Placement Agent which shall then communicate such decision to the Placement Agent Customer. The Officers and/or the Managers of the Fund (respectively, the "Officers" and the "Managers") reserve the right to reject any subscription for Interests in the Fund for any reason. The Placement Agent has no authority to accept subscriptions for Interests in the Fund.

     (b) The Placement Agent and the Fund shall follow the operational procedures for the submission of subscriptions for Interests, payment therefor, the submission of repurchase requests and the payment of repurchase proceeds that are set forth in the Memorandum and the subscription documentation. The Fund also shall appoint an administrator who will be responsible for, among other things, accurate: primary record keeping, capital accounting, tax reporting, tax withholding and monthly reconciliation of accounts and net asset values with the Placement Agent. The Fund also will be responsible for, among other things, all reporting to regulators and to Members, which shall include, among other things, a monthly calculation of net asset value, quarterly unaudited reports to Members and audited annual reports to Members. The monthly calculation of net asset value shall be calculated as set forth in the Memorandum, based upon United States generally accepted accounting principles, as set forth in the Fund's Pricing Procedures adopted by the Managers, and shall be transmitted to the Placement Agent for purposes of allowing the Placement Agent to confirm to Members that are Placement Agent Customers the offering price or repurchase price, as the case may be, for Interests as soon as practicable after: (i) the initial closing date, (ii) each calendar month end or (iii) the repurchase date, as applicable. Any and all reports and written communications to Members shall be reviewed by the Placement Agent, as practicable, prior to their distribution to Members by the Fund or the Advisor. The Fund also shall retain an escrow agent as necessary.

6.   Representations and Warranties of the Fund.

     The  Fund represents and warrants to the Placement Agent that:

     (a) The Fund has been duly formed and is validly existing as a limited liability company in good standing under the laws of the State of Delaware with all requisite power and authority, all necessary authorizations, approvals, orders, licenses, certificates and permits of and from all governmental regulatory officials and bodies, and all necessary rights, licenses and permits from other parties, to conduct its business as described in the Memorandum.

     (b) The Interests have been duly authorized for issuance and sale and, when issued and delivered by the Fund, will be validly issued by the Fund, fully paid and nonassessable.

     (c)  The Interests conform to the description thereof in the Memorandum.

     (d) The issuance and sale of Interests and the execution, delivery and performance of the Fund's obligations under this Agreement will not result in the violation of any material statute, law, rule or regulation applicable to the Fund.

     (e) The Memorandum will not contain an untrue statement of any material fact or omit to state any material fact necessary in order to make statements therein in the light of the circumstances under which they were made, not misleading.

     (f) This Agreement has been duly authorized, executed and delivered by the Fund and, assuming the Advisor's and the Placement Agent's execution hereof, will constitute a valid and binding agreement of the Fund.

     (g) All Offering Material authorized by the Fund and the Advisor in accordance with Section 3(c) hereof to be given to any potential investor in connection with the offering or sale of Interests will be, as of the date of each sale of Interests in respect of which it is used, true, complete and correct in all material respects and, when read together with the Memorandum, will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements contained therein not misleading. The Fund agrees to advise the Placement Agent immediately of the occurrence of any event or other change which results in the Offering Material containing an untrue statement of a material fact or omitting to state a material fact required to be stated therein or necessary to make the statements contained therein not misleading. The Fund recognizes and confirms that the Placement Agent (i) will be using and relying primarily on the information in the Offering Material in performing the services contemplated hereunder without having independently verified the same,
          (ii) does not assume responsibility for the accuracy or completeness of the Offering Material and (iii) will not make any appraisal of any assets of the Fund. The Fund agrees not to distribute to any potential investor that is a Placement Agent Customer any Offering Material that has not been provided to the Placement Agent sufficiently in advance of such distribution to permit the Placement Agent a reasonable period of time to comment thereon.

     (h) The offering of Interests is in accordance with state law exemptions for private placements and, assuming the Fund's compliance with
          Section 7(d) hereof, offers and sales of Interests may be made in the relevant states of the United States of America, Puerto Rico and, upon notice from the Fund, any other territory or any trust of the United States of America.

7.   Covenants of the Fund.

     The  Fund covenants and agrees with the Placement Agent as follows:

     (a) The Placement Agent and the Placement Agent's counsel shall be furnished with such documents and opinions as the Placement Agent and they may require, from time to time, for the purpose of enabling the Placement Agent or them to pass upon the issuance and sale of Interests as herein contemplated and related proceedings, or in order to evidence the accuracy of any of the representations and warranties, or the fulfillment of any of the conditions herein contained; and all proceedings taken by the Fund and in connection with the issuance and sale of Interests as herein contemplated shall be reasonably satisfactory in form and substance to the Placement Agent and the Placement Agent's counsel. The Fund shall provide the Placement Agent as soon as practicable after the date hereof but in any case before the Fund's initial closing date with a copy of the tax opinion issued by the Fund's counsel relating to the Fund's classification as a partnership for Federal income tax purposes (which is included in the latest version of the Fund's Offering Memorandum). The opinions to be furnished by the Fund shall be in form and substance satisfactory to the Placement Agent and its counsel.

     (b) The Fund will apply the proceeds from the sale of Interests for the purposes set forth in the Memorandum.

     (c) If, at any time after the commencement of an offering of Interests and prior to its termination, an event occurs which in the opinion of counsel to the Fund materially affects the Fund and which should be set forth in an amendment or supplement to the Memorandum in order to make the statements therein not misleading in light of the circumstances under which they are made, the Fund will (i) notify the Placement Agent as promptly as practical of the occurrence of such event, (ii) promptly prepare, subject to the prior approval of the Placement Agent (which approval shall not be unreasonably withheld), and file with the Securities and Exchange Commission an amendment or supplement to the Memorandum, and (iii) furnish to the Placement Agent copies of such amendment or supplement, in such reasonable quantities as the Placement Agent may request in order that the Memorandum will not contain any untrue statement of any material fact or omit to state a material fact which in the opinion of such counsel is necessary to make the statements therein not misleading in light of the circumstances under which they are made.

     (d) The Fund will perfect all state law exemptions for private placements by making the appropriate filings in the relevant states.

8.   Representations and Warranties of the Advisor.

     The  Advisor represents and warrants to the Placement Agent that:

     (a) The Advisor has been duly formed and is validly existing as a limited liability company in good standing under the laws of the State of Delaware with all requisite power and authority, all necessary authorizations, approvals, orders, licenses, certificates and permits of and from all governmental regulating officials and bodies, and all necessary rights, licenses and permits from other parties, to conduct its business.

     (b) This Agreement has been duly authorized, executed and delivered by the Advisor and, assuming the Fund's and the Placement Agent's execution hereof, will constitute a valid and binding agreement of the Advisor.

9.   Representations and Warranties of the Placement Agent.

     The  Placement Agent represents and warrants that:

     (a) The Placement Agent has been duly formed and is validly existing as limited liability companies in good standing under the laws of the State of Delaware with all requisite power and authority, all necessary authorizations, approvals, orders, licenses, certificates and permits of and from all governmental regulating officials and bodies, and all necessary rights, licenses and permits from other parties, to conduct its business.

     (b) This Agreement has been duly authorized, executed and delivered by the Placement Agent and, assuming the Fund's and the Advisor's execution hereof, will constitute a valid and binding agreement of the Placement Agent.

     (c) The Placement Agent is registered as a broker-dealer under Section 15(b) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and has and will maintain all licenses and registrations necessary under applicable federal and state law and regulations (including the rules of the NASD) to provide the services required to be provided by the Placement Agent hereunder.

     (d) The Placement Agent has not and will not solicit any offer to buy or offer to sell Interests in any manner which would be inconsistent with Regulation D under the Securities Act and any other applicable laws and regulations or by any form of general solicitation or advertising, including, but not limited to, any advertisement, article, notice or other communication published in any newspaper, magazine or similar medium or broadcast over television or radio or conduct any seminar or meeting whose attendees have been invited by any general solicitation or advertising.

     (e) The Placement Agent will furnish each subscriber of Interests that is a Placement Agent Customer a copy of the Memorandum and the subscription documentation prior to such person's admission as a Member of the Fund.

     (f) The Placement Agent will not externally publish or furnish any offering literature or marketing materials which contain any reference to the Fund or the Advisor, other than the Offering Material, without the prior written approval of the Advisor. No employee of the Placement Agent or other person acting on behalf of the Placement Agent is authorized to make any representation (oral or otherwise) concerning the Fund, the Advisor or the Interests except those contained in the Memorandum and the other Offering Material.

     (g) The Placement Agent will limit solicitations of Placement Agent Customers to those whom the Placement Agent reasonably believes are "accredited investors" and "qualified clients" as such terms are defined under the Securities Act and the Advisers Act, respectively.

     (h) The Placement Agent will (1) maintain all records required by law to be kept by it relating to transactions in Interests of the Fund by or on behalf of Placement Agent Customers and compensation received by the Placement Agent in respect thereto, and (2) upon request by the Fund or the Advisor in connection with a governmental, court or administrative proceeding, investigation or request, promptly make such records available to such requesting party.

     (i) The Placement Agent has adopted procedures to comply with the requirements of the Patriot Act and the rules and regulations promulgated thereunder.

10.  Covenants of the Placement Agent.

     The  Placement Agent covenants and agrees as follows:

     (a) The Placement Agent will cooperate with the Fund as reasonably necessary for the Fund to effectuate any state blue sky filings.

     (b) The Placement Agent will be responsible for issues relating directly or indirectly to the licensing of its representatives and agents in all relevant jurisdictions.

     (c) The Placement Agent will adopt such additional procedures as may be required to comply with any additional rules or regulations that may be promulgated under the Patriot Act.

11.  Compensation of Placement Agent.

     Otherthan as set forth below, the Placement Agent will receive no fee, payment or other remuneration from the Fund or the Advisor for its services under this Agreement.

     (a) Initial Sales Charge - As compensation for its services in selling Interests, the Placement Agent shall be entitled to retain an initial sales charge from Placement Agent Customers that purchase an Interest in the Fund as set forth in Schedule 1 hereto, or such lesser amount or percentage as the Placement Agent shall determine in its sole discretion.

     (b) Investor Servicing Fee - The Fund shall pay the Placement Agent a quarterly investor servicing fee (the "Investor Servicing Fee") at the annual rate of 0.10% of the Fund's net asset value attributable to investments in the Fund made by Placement Agent Customers on the last business day of the relevant quarter. The services to be provided by the Placement Agent include personal services related to Placement Agent Customers which invest in the Fund, such as answering inquiries regarding the Fund, providing reports and other information, and services related to the maintenance of investor accounts. The Investor Servicing Fee shall be paid by the Fund to the Placement Agent by wire transfer in immediately available federal funds to an account designated by the Placement Agent, within twenty (20) days after the conclusion of each calendar quarter, beginning with the quarter ending subsequent to the initial closing date.

     (c) Advisor Payment - The Advisor shall pay the Placement Agent from its own resources an annual amount (the "Advisor Payment"), payable quarterly in arrears, equal to, on an annualized basis, 1% of the Fund's net asset value attributable to investments in the Fund made by Placement Agent Customers (taking into account the Fund's classes and series) on the last business day of the relevant quarter, determined in accordance with the valuation procedures used to calculate the Management Fee payable to the Advisor.

          The Advisor Payment shall be paid by the Advisor to the Placement Agent by wire transfer in immediately available federal funds to an account designated by the Placement Agent, within twenty (20) days after the conclusion of each calendar quarter, beginning with the quarter ending subsequent to the initial closing date. The obligations of the Advisor to pay the Advisor Payment to the Placement Agent shall survive the termination of this Agreement for as long as (1) one or more Shareholders are Placement Agent Customers and (2) the Placement Agent is not in material breach of any of its representations or warranties contained herein.

     (d) Costs - The Fund will reimburse the Placement Agent for all of its reasonable out-of-pocket expenses incurred in connection with the offering of Interests to Placement Agent Customers, including, but not limited to, counsel fees and expenses, disbursements and expenses incurred in connection with the Placement Agent's due diligence of the Fund and the Advisor, any expenses, if applicable, associated with the organization of the Fund, and the Placement Agent's preparation to offer the Interests (including, but not limited to, road shows, other presentation events, and travel and ancillary entertainment). The Fund shall make such reimbursements within thirty (30) days after receiving an itemized report of such expenses from the Placement Agent.

     (e) Miscellaneous - The Fund and the Advisor acknowledge that the Placement Agent intends to compensate its Financial Advisors for their ongoing servicing of Placement Agent Customers with whom they have placed Interests in the Fund. This compensation will be based upon a formula that takes into account the amount of Placement Agent Customers' assets being serviced.

12.  Indemnification and Contribution.

     The  parties agree to indemnify each other as follows:

     (a) Each of the Fund and the Advisor agrees to indemnify and hold harmless the Placement Agent and its affiliates, their respective controlling persons (within the meaning of Section 15 of the Securities Act or
          Section 20(a) of the Exchange Act ("Controlling Persons")), if any, (collectively, "Placement Agent Indemnified Persons" and individually, an "Placement Agent Indemnified Person"), from and against any and all actions, claims, suits, proceedings, liabilities, losses, damages and expenses incurred (collectively, "Claims"), joint or several, by any Placement Agent Indemnified Person (including fees and disbursements of the Placement Agent and counsel to a Placement Agent Indemnified Person) which are related to or arise from (i) any act or omission of the Fund or the Advisor, (ii) any breach by the Fund and/or the Advisor of any obligation, representation, warranty or covenant under this Agreement, or (iii) any untrue or alleged untrue statement of a material fact contained in the Memorandum or the subscription documentation or any amendment or supplement thereto, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading; provided however, that each of the Fund and the Advisor will not be liable in any such case to the extent, but only to the extent, that any such Claim arises out of or is based upon any untrue statement or omission or alleged untrue statement or omission made therein in reliance upon and in conformity with written information furnished to the Fund or the Advisor by the Placement Agent or through the Placement Agent expressly for use therein by the Fund or Advisor, and will reimburse the Placement Agent and any other Placement Agent Indemnified Person for all costs and expenses (including fees and disbursements of the Placement Agent or counsel to a Placement Agent Indemnified Person), as they are incurred, in connection with investigating, preparing for, providing depositions for, testifying in or defending any such action or claim, formal or informal, investigation, inquiry or other proceeding, whether or not in connection with pending or threatened litigation, whether or not the Placement Agent or any Placement Agent Indemnified Person is named as a party thereto and whether or not any liability results therefrom related to or arising from the foregoing (collectively, "Costs"). The Fund and/or the Advisor will not, however, be responsible for any Claims which are found in a final judgment (not subject to further appeal) to have resulted directly and primarily from a Placement Agent Indemnified Person's gross negligence or willful misconduct.

     (b) The Placement Agent agrees to indemnify and hold harmless each of the Fund and the Advisor, and their affiliates, their respective Controlling Persons, if any (collectively, "Issuer Indemnified Persons" and individually, an "Issuer Indemnified Person"), from and against any and all Claims by any Issuer Indemnified Person (including fees and disbursements of the Issuer and counsel to an Issuer Indemnified Person) which are related to or arise from (i) any breach by it of any obligation, representation, warranty or covenant under this Agreement; or (ii) any untrue or alleged untrue statement of a material fact contained in the Memorandum or the subscription documentation or any amendment or supplement thereto, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, in each case to the extent, but only to the extent, that any such Claim arises out of or is based upon any such untrue statement or alleged untrue statement or omission or alleged omission made therein in reliance upon and in conformity with written information furnished to the Fund or the Advisor by the Placement Agent or on the Placement Agent's behalf through the Placement Agent expressly for use therein; provided, however, that the Placement Agent will not be liable in any such case to the extent, but only to the extent, that any such Claim arises out of or is based upon any such untrue statement or alleged untrue statement or omission or alleged omission made therein in reliance upon and in conformity with written information furnished by the Fund or the Advisor or any other person who may otherwise be entitled to indemnity hereunder from or against any liability to which the Fund or the Advisor would otherwise be subject) by the Fund or the Advisor or which relate to or arise from securities laws or any other law or legal theory, and will reimburse Placement Agent and any other Indemnified Person (including fees and disbursements of Placement Agent or counsel to an Indemnified Person) for all Costs, as they are incurred, in connection with investigating, preparing for, providing depositions for, testifying in or defending any such action or claim, formal or informal, investigation, inquiry or other proceeding, whether or not in connection with pending or threatened litigation, whether or not the Placement Agent or any Indemnified Person is named as a party thereto and whether or not any liability results therefrom related to or arising from the foregoing. The Placement Agent will not, however, be responsible for any Claims which are found in a final judgment (not subject to further appeal) to have resulted directly and primarily from the gross negligence or willful misconduct of the Fund, the Advisor, or any Issuer Indemnified Person.

     (c) Each of the Fund and the Advisor agrees that neither Placement Agent nor any other Placement Agent Indemnified Person shall have any liability to the Fund or Advisor for or in connection with such engagement except liability for Claims which are found in a final judgment (not subject to further appeal) to have resulted directly and primarily from a Placement Agent Indemnified Person's gross negligence or willful misconduct. Each of the Fund and the Advisor, on the one hand, and Placement Agent, on the other hand, also agrees that it will not, without the prior written consent of the other party hereto, settle or compromise or consent to the entry of any judgment in any pending or threatened Claim in respect of which indemnification may be sought hereunder (whether or not Placement Agent or a Placement Agent Indemnified Person is an actual or potential party to such Claim). Such prior written consent of Placement Agent shall be required only with respect to Placement Agent determining that such settlement, compromise or consent complies with the terms of the following sentence and does not impose any material obligation on Placement Agent or any other Placement Agent Indemnified Person or contain any admission of culpability on the part of Placement Agent or any Placement Agent Indemnified Person. Such settlement, compromise or consent shall include an unconditional release of Placement Agent and such other Placement Agent Indemnified Person from all liability arising out of such Claim, and the Fund and/or the Advisor shall furnish Placement Agent with a copy of such settlement reasonably in advance of entering into such settlement.

     (d) If any Claim is brought against the Fund, the Advisor, the Placement Agent or another person entitled to indemnification hereunder ("Indemnitee"), the person(s) with an obligation to provide indemnification ("Indemnitor") shall be promptly notified of such in writing. The failure to give such notice shall not relieve the Indemnitor of any liability hereunder, except to the extent that the Indemnitor can demonstrate that it has been materially prejudiced thereby. If the Indemnitor and one or more Indemnitees are subject to such Claim, upon notice by the Indemnitor to such Indemnitees, the Indemnitor may elect to assume such defense. Upon such election, the Indemnitor shall not be liable hereunder for fees and disbursements of counsel to any such Indemnitee subsequently incurred, other than reasonable costs of investigation and other than as provided herein, and such election shall be deemed an acknowledgment by the Indemnitor that it is liable for indemnification and contribution for any such Claims and Costs, subject to the terms of this Agreement. Any Indemnitee may participate in the defense of such Claim with its own counsel at its own expense. Notwithstanding the assumption of such defense by the Indemnitor, each Indemnitee shall have the right to employ separate counsel and to participate in such defense, and the Indemnitor shall bear the reasonable fees and disbursements of such counsel (which shall be promptly paid as incurred) if: (i) the Indemnitor has agreed to the retention of such counsel; (ii) the defendants in, or targets of, any such Claim include more than one Indemnitee or the Indemnitor and an Indemnitee, and such Indemnitee shall have reasonably concluded, based upon advice of such lndemnitee's counsel, that representation of such Indemnitee by the same counsel (A) would present such counsel with a conflict of interest, or (B) would be inappropriate due to actual or potential differing interests between them in the conduct of the defense of the Claim, or (C) would be inappropriate because there may be legal defenses available to such Indemnitee that are different from, or in addition to, those available to any other Indemnitee or the Indemnitor; or (iii) the Indemnitor fails to employ counsel reasonably satisfactory to such Indemnitee(s), as the case may be, within a reasonable period of time after receipt by the Indemnitor of the notice of the institution of such Claim, as provided above. In no event shall the Indemnitor be liable under this paragraph for more than two counsel, in addition to local counsel, if appropriate.

     (e) Regardless of whether the Indemnitor elects to assume the defense of a Claim against an Indemnitee pursuant to, and in accordance with, the preceding paragraph, such Indemnitee may not, without the prior written consent of the Indemnitor, which consent shall not be unreasonably withheld or delayed, settle or compromise or consent to the entry of any judgment with respect to such Claim; provided, that if the Indemnitor withholds such consent, it shall provide a bond from a financially responsible institution regularly engaged in the business of issuing performance bonds securing its obligation to provide indemnification hereunder to such Indemnitee in the amount of such proposed settlement.

     (f) In order to provide for just and equitable contribution, if a demand for indemnification or reimbursement for Claims or Costs is made pursuant to these provisions but is not available for any reason, then the Fund and the Advisor, on the one hand, and Placement Agent, on the other hand, shall contribute to such Claims or Costs for which such indemnification or reimbursement is held unavailable in such proportion as is appropriate to reflect the relative benefits to the Fund and/or the Advisor, on the one hand, and Placement Agent on the other hand, in connection with the transaction or transactions from which the Claims or Costs in question arose. The relative benefits received by the Fund and/or the Advisor, on the one hand, and by Placement Agent, on the other hand, shall be deemed to be in the same proportion as the value (before deducting expenses) of the consideration paid by or received by the Fund and/or the Advisor or its stockholders or comparable equity owners, as the case may be, in connection with the transaction or transactions from which the Claims or Costs in question arose bears to the total fees actually received by Placement Agent in connection therewith. If the allocation provided by the foregoing sentence is not permitted by applicable law, then such allocation shall be based not only on such relative benefits determined as aforesaid but also on the relative fault of the Fund and/or the Advisor, on the one hand, and Placement Agent, on the other, as well as any other relevant equitable considerations. The relative fault of the parties shall be determined by reference to, among other things, the parties' relative intents, knowledge, access to information and, if applicable, whether any untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the Fund and/or the Advisor or by Placement Agent, and any other equitable considerations appropriate in the circumstances. Any such contribution shall be subject to the limitation that in any event Placement Agent' aggregate contribution to all Claims or Costs for which contribution is available hereunder shall not exceed the amount of fees actually received by Placement Agent pursuant to the particular engagement relating to the transaction or transactions from which the Claims or Costs in question arose.

     (g) The foregoing rights to indemnity, reimbursement and contribution shall be in addition to any rights that any Indemnitee may have at common law or otherwise. The Indemnitor hereby consents to personal jurisdiction, service of process and venue in any court in which any Claim which is subject to this Agreement is brought against any Indemnitee.

     (h) Any controversy or claim arising out of or relating to this Agreement, or the breach of same shall be settled through consultation and negotiation in good faith and a spirit of mutual cooperation. However, if those attempts fail, any unresolved controversy or dispute solely between or among the parties hereto arising under this Agreement shall be submitted to and settled by arbitration in accordance with the then-prevailing rules and procedures of either the American Arbitration Association, the New York Stock Exchange, Inc. or the National Association of Securities Dealers, it being expressly understood and agreed that the particular forum for any such arbitration must be agreed to by the parties hereto, and it being further understood and agreed that any controversy or dispute among the parties hereto and a third party shall be resolved in the forum that is ultimately determined by the relevant authority to be the appropriate forum to resolve such controversy or dispute (which forum may or may not involve arbitration). An arbitration pursuant to this
          Section 12(h) will be conclusive and binding on the parties hereto. Judgment based upon the decision of the arbitrators may be entered in any court having competent jurisdiction thereof.

          (i) The benefits of the indemnification provisions of this Agreement shall inure to the respective successors and permitted assigns of the parties hereto and of the Indemnitees hereunder and their successors, permitted assigns and representatives, and the indemnification obligations and liabilities assumed in this Agreement by the parties hereto shall be binding upon their respective successors and permitted assigns.

13.  Representations and Indemnities to Survive Delivery.

     The agreements, representations, warranties, indemnities, fees and other statements of the parties and their officers set forth in or made pursuant to this Agreement will remain in full force and effect, regardless of (i) any termination of this Agreement, (ii) any investigation made by or on behalf of the Placement Agent, the Fund, the Advisor, the Managers, directors, partners or officers of any of the foregoing or any person controlling any of the foregoing, and (iii) acceptance of any payment for Interests hereunder. The provisions of this Section 13 shall survive the termination or cancellation of this Agreement.

14.  Effective Date and Term of Agreement.

     This Agreement shall become effective for all purposes as of the date hereof and shall remain in effect for an initial term of two years from such date. Thereafter, this Agreement shall continue in effect from year to year, provided that each such continuance is approved by the Managers, including the vote of a majority of the Managers who are not "interested persons," as defined by the Investment Company Act of 1940, as amended (the "1940 Act"), of the Fund. The Fund shall notify promptly the Placement Agent if the continuance of this Agreement has not been so approved by the Managers.

15.  Termination.

     This Agreement may be terminated as follows:

     (a) Any party may terminate this Agreement without cause by written notice to the other parties on not less than sixty (60) days' notice, or, if there has been a material breach of any condition, warranty, representation or other term of this Agreement by the another party, by written notice to such party at any time.

     (b) By written notice to the Fund or the Advisor, the Placement Agent may terminate this Agreement at any time if (i) there has been, since the respective dates as of which information is given in the Memorandum, any material adverse change in the condition, financial or otherwise, of the Fund or the Advisor, which, in the Placement Agent's opinion, will make it inadvisable to proceed with the delivery of Interests;
          (ii) there has occurred any outbreak of hostilities, domestic or international terrorism or other domestic or international calamity or crisis the effect of which on the financial markets is so substantial and adverse as to make it, in the Placement Agent's judgment, impracticable to market Interests or enforce contracts for the sale of Interests; and (iii) any order suspending the sale of Interests shall have been issued by any jurisdiction in which a sale or sales of Interests shall have been made, or proceedings for that purpose shall have been initiated or, to the Placement Agent's best knowledge and belief, shall be contemplated.

     (c) This Agreement shall terminate automatically in the event of its "assignment" as such term is defined by the 1940 Act and the rules thereunder.

16.  Confidentiality.

     Each party shall keep confidential any non-public information in respect of the Members and any confidential and/or proprietary information relating to the business of each other party. Without limiting the foregoing, the Fund, the Advisor, and their respective employees, agents, officers and directors (collectively, the "Recipients") shall keep and retain in the strictest confidence, and not use for the benefit of itself, themselves or others, information pertaining to the identity of, and other non-public personal information with respect to, Placement Agent Customers (including Transferred Accounts) that initially become aware of the Fund or the Recipients or initially become known to the Recipients as a result of an employee of the Placement Agent or an affiliate (each, a "Confidential Person"). Without limiting the generality of the preceding undertaking, a Recipient shall not directly solicit any Confidential Person with respect to either (i) the purchase of an interest in Torrey U.S. Strategy Partners, LLC, Torrey Multi-Strategy Partners, LLC, Torrey International Strategy Partners, LLC, Torrey U.S. Strategy Partners (Offshore), Ltd., Torrey Multi-Strategy Partners (Offshore), Ltd., Torrey International Strategy Partners (Offshore), Ltd., Torrey U.S. Partners, L.P., Torrey U.S. Partners (Offshore), Ltd. or any other investment vehicle or entity sponsored or offered by a Recipient for which the Placement Agent acts as such vehicle's or entity's placement agent or (ii) the participation in any financial transaction. Participation by a Recipient in a meeting with a Confidential Person at the request of an employee of the Placement Agent or an affiliate shall not be deemed a violation of the foregoing undertaking. Each of the Fund and Advisor, on the one hand, and Placement Agent, on the other hand, agrees that confidential and/or proprietary information of the other party may be disclosed to representatives of the other party hereto who need to know such information in connection with the offer and sale of Interests (it being understood that such representatives of a party shall be informed by such party of the confidential nature of such information and shall agree to be bound by the terms of this Agreement); and provided further, that any disclosure of such information may be made if required by law or requested by a regulatory authority, or if such other party consents thereto. Notwithstanding the foregoing, nothing in this Agreement will prevent the Fund from accepting investments from investors through other placement agents that the Fund or the Advisor do not independently know is a Confidential Person.

17.  Services Not Exclusive.

     The services to be rendered by the Placement Agent hereunder shall be provided on a non-exclusive basis. The Placement Agent shall be free throughout the term of this Agreement and after the termination thereof to provide the same or different services to other funds on the same or on different terms and conditions. Nothing herein shall restrict the Placement Agent or its affiliates from creating or marketing any other product or investment vehicle.

18.  Notices.

     All communications under this Agreement shall be given in writing,  sent by
     (i) telecopier, (ii) telex confirmed by answerback, or (iii) registered mail to the address set forth below or to such other address as such party shall have specified in writing to the other party hereto, and shall be deemed to have been delivered effective at the earlier of its receipt or within two (2) days after dispatch.

     If to the Placement Agent:

                  Wachovia Securities, LLC and Wachovia Securities Financial Networks, LLC
                  901 E. Byrd Street
                  Richmond, VA  23219
                  Attention:  Leah Wehinger

     If to the Fund:

                  Torrey International Strategy Partners, LLC
                  505 Park Avenue
                  5th Floor
                  New York, NY 10022
                  Attention:  James A. Torrey, CEO

     If to the Advisor:

                  Torrey Associates, LLC
                  505 Park Avenue
                  5th Floor
                  New York, NY 10022
                  Attention:  James A. Torrey, CEO

19.  Miscellaneous.

(a) This Agreement may be executed in counterparts, each of which when so executed and delivered shall constitute one and the same instrument. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and assigns and no other person shall have any right or obligation hereunder.

(b) This Agreement supersedes all prior agreements and understandings relating to the subject matter hereof, and neither this Agreement nor any term hereof may be changed, waived, discharged or terminated except by an instrument in writing signed by the party against whom enforcement of the change, waiver, discharge or termination is sought. The headings in this Agreement are for purposes of reference only and shall not limit or otherwise affect the meaning hereof.

20.  Assignment.

     This Agreement (including the indemnification provisions herein) may not be assigned without the prior written consent of the non-assigning party (or parties), which consent shall not be unreasonably withheld or delayed. Notwithstanding the foregoing, Placement Agent may assign this Agreement, or any rights or obligations hereunder, to an affiliate, subsidiary, or any entity owned or controlled by Placement Agent or its Controlling Persons, or pursuant to merger, consolidation, change of control, or corporate reorganization upon notice to the Fund and Advisor.

21.  Validity.

     Any provision or portion of a provision of this Agreement deemed to be in violation of any law or regulation in a particular jurisdiction shall be void and of no effect, and shall not affect the continued validity of any other provision or portion of a provision of this Agreement, which shall remain in full force and effect in such jurisdiction; provided further that any deemed invalidity of a provision or portion of a provision of this Agreement in a particular jurisdiction shall not affect the validity of such provision or portion of a provision of this Agreement (or the continued validity of any other provision or portion of a provision of this Agreement) in any other jurisdiction.

22.  Governing Law.

     This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of New York without regard to the conflicts of laws provisions thereof; provided, however, that in the event of any conflict between the provisions of the laws of New York and those of the 1940 Act, the 1940 Act provisions shall control. Any action relating to this Agreement may be brought in the state or federal courts situated in the Borough of Manhattan in the City of New York, and each party hereby consents to the non-exclusive jurisdiction of such courts.

23.  Limitation of Liability.

     The parties to this Agreement agree that the obligations of the Fund under this Agreement shall not be binding upon any Manager, Member of the Fund or any officers, employees or agents of the Fund, whether past, present or future, individually, but are binding only upon the assets and property of the Fund.

     If the foregoing correctly sets forth our understanding with the Placement Agent, please indicate the Placement Agent's acceptance in the space provided below.

                                          Very truly yours,

                                          TORREY INTERNATIONAL STRATEGY
                                          PARTNERS, LLC

                                          By:
                                             -------------------------
                                             Name:
                                             Title:

                                          TORREY ASSOCIATES, LLC

                                          By:
                                             -------------------------
                                             Name:
                                             Title:

Agreed to and accepted:

WACHOVIA SECURITIES, LLC AND WACHOVIA
SECURITIES FINANCIAL NETWORKS, LLC

By:
     -------------------------
     Name:   Leah Wehinger
     Title:  Managing Director/Alternative Investments

                                   SCHEDULE 1

                          INITIAL SALES CHARGE SCHEDULE

                                              Sales Charge
                   Amount Invested        (as a percentage of
                      in the Fund         the amount invested)
                  ------------------     ---------------------

                    up to $499,999               3.0%

                    $500,000 - $999,999          2.5%

                    $1,000,000 - $1,999,999      2.0%

                    $2,000,000 - $4,999,999      1.0%

                    $5,000,000 and over          0.0%